Exhibit 23.11

June 12, 2026

CONSENT OF WOOD GROUP USA, INC.

Re: Form 10-K of Southern Copper Corporation (“the Company”)

Wood Group USA, Inc. (“Wood”) in connection with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “Form 10-K”) consents to:

a)
The incorporation by reference by the Company of the technical report summary titled “El Arco Project, Mexico, Technical Report Summary”, current as of December 31, 2021 (the “Technical Report Summary”), that was prepared by Wood in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“Subpart 1300”), as an exhibit to and referenced in the Form 10-K;

b)	the incorporation by reference of the Company’s Registration Statement on Form S-3 filed on or about June 12, 2026 of the above items as included in the 10-K;

c)
the use of and references to Wood’s name including Wood’s status as a third-party firm comprising mining experts as defined by Subpart 1300 in connection with the Form 10-K, the Registration Statements and the Technical Report Summary, and

d)
the use of any extracts from or a summary of the Technical Report Summary, or portions thereof, that was prepared by Wood, that is included or incorporated by reference in the Form 10-K and the Registration Statements.

Wood is responsible for authoring, and this consent pertains to, the Technical Report Summary. Wood certifies that it has read the Form 10-K and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible.

Signed on behalf of Wood Group USA, Inc.

/s/ Johanna Koch
By:	Johanna Koch
Operations Director
Authorized signor for Wood Group USA, Inc.